Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS Agreement made as of the 19th day of December 2006, between Embarq Corporation, a Delaware corporation (the “Company”), and Michael B. Fuller (the “Executive”).

I. BACKGROUND

A. The Company, or one of it subsidiaries, currently employs Executive as its Chief Operating Officer and the Company (as successor to Sprint Corporation) and Executive are parties to that certain Special Compensation and Non-Compete Agreement, dated August 12, 1997 (the “Non-Compete Agreement”), and that certain Contingency Employment Agreement, dated August 12, 1997, as amended June 30, 1999 (the “Contingency Employment Agreement”), and the Company has assumed all obligations to Executive under the Sprint Corporation January 2005 Retention Program (the “Retention Program”).

B. The Company and Executive wish to enter into an agreement whereby (i) Executive agrees to additional restrictive covenants and provides a release by Executive of the Company, as further described herein, and (ii) assuming that Executive complies with, executes, and does not revoke this Agreement, Company agrees to provide Executive with the benefits and entitlements described below.

II. SUBSTANTIVE PROVISIONS

In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1. The Company and Executive have mutually agreed that Executive’s position will be eliminated, effective after December 31, 2006, and that, after transitioning his duties, he will leave the Company on January 12, 2007 (the “Separation Date”). The Company and Executive also agree that this Agreement will constitute the written notice of termination as required by section 1 of the Non-Compete Agreement. Executive shall cease to be an executive officer after December 31, 2006 and shall resign from all other officer and director positions. Thereafter, until the Separation Date, he shall transition his duties and responsibilities to other executives designated by the Company’s Chief Executive Officer but shall have no executive responsibilities or power to bind the Company after December 31, 2006. Executive agrees that the Contingency Employment Agreement is terminated and of no further force or effect, nor does Executive have any further right or claim under the Contingency Employment Agreement, on the date of this Agreement.

2. In exchange for Executive’s agreement to additional restrictive covenants and the release by Executive as to any claims that might be asserted by the Executive, as further described herein, the Company will accelerate the vesting of Executive’s unvested 2006 equity grants at the end of Executive’s severance period which shall be on July 12, 2008.

3. In exchange for the payments and benefits set forth in Section 2 above, Executive agrees as follows:

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(a) Until July 12, 2008, Executive shall not engage in Competitive Employment, whether paid or unpaid and whether as a consultant, employee, or otherwise including, without limitation, the ownership of any interest in, the provision of any financing, management or advisory services to, any connection with or being a principal, partner or agent of any Competitor, provided that the Executive may passively own less than 1% of the outstanding shares of any Competitor whose shares are traded in the public market. For the purposes of this Agreement, “Competitive Employment” shall mean any business that competes with any material portion of the business of the Company as its business (including its geographic scope) exists from time to time and “Competitor” shall mean any business that competes with any material portion of the Company’s business as its business (including its geographic scope) exists from time to time;

(b) By reason of his employment by and service to the Company, he has had access to confidential information of the Company, and, therefore, hereby reaffirms his obligations under, and agrees that he will continue to be subject to, the terms of Non-Compete Agreement, including section 2.02;

(c) Consistent with Executive’s business and personal affairs, after the Separation Date, he will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”), and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s services provided to the Company or are within Executive’s knowledge. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees; and, if Executive is required to spend more than two full days on any one Proceeding the Company will pay Executive a per diem amount of $3,000 for each full day thereafter;

(d) Until July 12, 2008, Executive will not, without prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person to undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control (as defined in section 6.02 of the Non-Compete Agreement) or (b) seek to control in any material manner the Board of Directors of the Company;

(e) To refrain from making any statements about the Company or its officers and directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company also agrees to use reasonable efforts to prevent its directors and officers from making any statements about Executive that would disparage, or reflect unfavorably upon, the image or reputation of Executive;

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(f) Until July 12, 2008, Executive will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer business to any Competitor, and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor nor hire any such individual for the benefit of a Competitor; and

(g) To the terms of the release set forth in Section 5 below.

4. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future. Executive acknowledges that the Company is not required to enter into this Agreement and that the provisions of this Agreement will provide Executive with benefits that are in excess of that to which Executive otherwise would have been entitled.

5. For and in consideration of the benefits to be paid pursuant to this Agreement, and intending to be legally bound, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees, and agents, their respective successors and assigns, heirs, executors, and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims, and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors, or administrators hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company as well as the termination of the Contingency Employment Agreement, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

6. Notwithstanding anything in this Agreement to the contrary, Executive does not waive any entitlements under (i) the terms of this Agreement, (ii) any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or

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programs), (iii) his rights to indemnification under the bylaws, articles or contractual arrangements of or with the Company, or (iv) the Non-Compete Agreement or Retention Program.

7. Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims that relate to employment issues or circumstances that arose prior to the date of this Agreement. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that Executive does not know or suspect to exist in his favor at the time of executing the release, which if known by it may have materially affected his settlement with the Company.

8. The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted, known or unknown, claims against the Company, are not and will not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owned by the Company to Executive.

9. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel. Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 5, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 5, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

10. Executive hereby acknowledges that he has had the opportunity to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 5, for a period of seven days following execution by giving written notice to the Company at 5454 West 110th Street, Overland Park, KS 66211, Attention: Chief Executive Officer, in which event the provisions of this Agreement will be null and void, and the parties will have the rights, duties, obligations, and remedies afforded by applicable law.

11. This Agreement will inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each. Executive may not assign any of his personal undertakings hereunder.

12. Except as set forth in Section 6 above, this Agreement supersedes all prior agreements (including the Contingency Employment Agreement) previously entered into by Executive and the Company, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended, or terminated except upon written

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amendment approved and executed by Executive and the Chief Executive Officer of the Company.

13. In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced, regardless of whether Executive obtains other employment.

14. This Agreement will be interpreted and enforced under the laws of the State of Kansas without regard to any conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EMBARQ CORPORATION

By:
Name:	E.J. Holland, Jr.
Title:	Senior Vice President, Human Resources

EXECUTIVE

Name:	Michael B. Fuller
Date:	December 19, 2006

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